Exhibit 4.22

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), dated as of September 22, 2025, is entered into by and between The9 Limited, a Cayman Islands corporation (“Company”), and Streeterville Capital, LLC, a Utah limited liability company, its successors and/or assigns (“Investor”).

A.Company and Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission (the “SEC”).

B.Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement, a Convertible Promissory Note, in the form attached hereto as Exhibit A, in the original principal amount of $8,800,000.00 (the “Note”), convertible into American Depositary Shares of Company (the “ADSs”), upon the terms and subject to the limitations and conditions set forth in such Note.

C.This Agreement, the Note, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents”.

D.For purposes of this Agreement: “Conversion Shares” means all ADSs issuable upon conversion of all or any portion of the Note; and “Securities” means the Note and the Conversion Shares.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1.Purchase and Sale of Securities.

1.1.Purchase of Securities. Company shall issue and sell to Investor and Investor shall purchase from Company the Note. In consideration thereof, Investor shall pay the Purchase Price (as defined below) to Company.

1.2.Form of Payment. On the Closing Date (as defined below), Investor shall pay the Purchase Price to Company via wire transfer of immediately available funds against delivery of the Note.

1.3.Closing Date. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 5 and Section 6 below, the date of the issuance and sale of the Note pursuant to this Agreement (the “Closing Date”) shall be September 22, 2025, or another mutually agreed upon date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date by means of the exchange by email of signed .pdf documents, but shall be deemed for all purposes to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

1.4.Original Issue Discount; Transaction Expense Amount; Issuance Expenses. The Note carries an original issue discount of $800,000.00 (the “OID”). In addition, Company agrees to pay $5,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Securities (the “Transaction Expense Amount”), which amount will be reduced from the amount funded hereunder. The “Purchase Price”, therefore, shall be $7,995,000.00, computed as follows: $8,800,000.00 initial principal balance, less the OID, less the Transaction Expense Amount. Company agrees that it will pay for any and all fees associated with the issuance of the Conversion Shares.

2.Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the Closing Date:

(i)Investor is a limited liability company duly established, validly existing and in good standing under the laws of the State of Utah and has the requisite power to carry on its business as now being conducted.

(ii)This Agreement has been duly and validly authorized.

(iii)This Agreement constitutes a valid and binding agreement of Investor enforceable in accordance with its terms.

(iv)Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act.

3.Company’s Representations and Warranties. Company represents and warrants to Investor that as of the Closing Date:

(i)Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

(ii)Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary.

(iii)Company has registered its ordinary shares underlying its ADSs under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act.

(iv)Each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company and all necessary actions have been taken.

(v)The Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms;

(vi)The execution and delivery of the Transaction Documents by Company, the issuance of Securities in accordance with the terms hereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents do not and will not conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under:

(a)Company’s formation documents or bylaws, each as currently in effect;

(b)Any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the ADSs; or

(c)any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets.

(vii)No further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any lender of Company is required to be obtained by Company for the issuance of the Securities to Investor or the entering into of the Transaction Documents;

(viii)None of Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(ix)Company has filed all reports, schedules, forms, statements, and other documents required to be filed by Company with the SEC under the 1934 Act on a timely basis or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension;

(x)There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on Company or which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, any of the Transaction Documents;

(xi)Company has not consummated any financing transaction that has not been disclosed in a periodic filing or current report with the SEC under the 1934 Act;

(xii)Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (xiii) with respect to any commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by Company to any person or entity as a result of this Agreement or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person or entity that is a registered investment adviser or registered broker-dealer;

(xiii)Investor shall have no obligation with respect to any Broker Fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall indemnify and hold harmless each of Investor, Investor’s employees, officers, directors, stockholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses suffered in respect of any such claimed Broker Fees;

(xiv)When issued, the Conversion Shares will be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances;

(xv)Neither Investor nor any of its officers, directors, stockholders, members, managers, employees, agents or representatives has made any representations or warranties to Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents;

(xvi)Company acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by the Transaction Documents and any dispute that may arise related thereto such that the laws and venue of the State of Utah, as set forth more specifically in Section 8.2 below, shall be applicable to the Transaction Documents and the transactions contemplated therein;

(xvii)Company acknowledges that Investor is not registered as a ‘dealer’ under the 1934 Act; and

(xviii)Company is a “covered foreign person” as defined in 31 C.F.R. § 850.209. Company does not currently engage, or have any present intention to engage in the future, directly or indirectly, in: a “covered activity” (as defined at 31 C.F.R. § 850.208) or a “covered transaction” (as defined at 31 C.F.R. § 850.210) which, in each case, would cause any of the transactions contemplated hereby to be a “prohibited transaction” (as defined at 31 C.F.R. § 850.224); any activity or transaction that would constitute a “covered activity” (as defined at 31 C.F.R. § 850.208) or a “covered transaction” (as defined at 31 C.F.R. § 850.210), which, in each case, would cause any of the transactions contemplated hereby to be a “prohibited transaction” (as defined at 31 C.F.R. § 850.224) if Company were a U.S. Person (as defined at 31 C.F.R. § 850.229), or any other activity that would cause Investor to be in violation of any Outbound Investment Law (as defined below) or cause Investor to be legally prohibited by such Outbound Investment Law from performing under this Agreement, in each case, as a result of the any of the transactions contemplated hereby being a “prohibited transaction” (as defined at 31 C.F.R. § 850.224). For the purpose of this Agreement, “Outbound Investment Law” means any requirement of law related to the Outbound Investment Regulations (as defined below) and Executive Order 14105 (effective August 9, 2023) on Addressing US Investments in Certain National Security Technologies and Products in Countries of Concern. For purposes of this Agreement, “Outbound Investment Regulations” means the regulations administered and enforced, together with any related public guidance issued, by the US Department of the Treasury and codified at 31 C.F.R. §§ 850.101 to 850.904.

(a)Company does not directly or indirectly hold a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of any person(s) from or through which it receives more than 50% of its annual revenue or net income, or incurs more than 50% of its annual capital expenditures or operating expenses (either individually or in aggregate), for which the annual revenues, net income, annual capital expenditures, or operating expenses attributable to such person(s) are at least $50,000.00 (or equivalent), and such entities are from a “country of concern” (as defined in 31 C.F.R. § 850.207) or controlled directly or indirectly by a person of a “country of concern,” and which is engaged in a “covered activity.”

(b)Company does not participate in any joint ventures in which person(s) from a “country of concern” who are engaged in any “covered activity” also participate.

(c)Company does not engage in the development or production of any electronic design automation software for the design of integrated circuits or advanced packaging.

(d)Company does not engage in the development or production of any of the following: front-end semiconductor fabrication equipment designed for performing the volume fabrication of integrated circuits, including equipment used in the production stages from a blank wafer or substrate to a completed wafer or substrate; equipment for performing volume advanced packaging; or commodity, material, software, or technology designed exclusively for use in or with extreme ultraviolet fabrication equipment.

(e)Company does not engage in the design of any integrated circuit that meets or exceeds the performance parameters in Export Control Classification Number 3A090.a in supplement No. 1 to 15 C.F.R. part 774, or integrated circuits designed for operation at or below 4.5 Kelvin.

(f)Company does not engage in the fabrication of any of the following: logic integrated circuits using a non-planar transistor architecture or with a production technology node of 16/14 nanometers or less, including fully depleted silicon-on-insulator integrated circuits; NOT-AND memory integrated circuits with 128 layers or more; dynamic random-access memory integrated circuits using a technology note of 18-nanometer half-pitch or less; integrated circuits manufactured from a gallium-based compound semiconductor; integrated circuits using graphene transistors or carbon nanotubes; or integrated circuits designed for operation at or below 4.5 Kelvin.

(g)Company does not engage in the packaging of any integrated circuits using advanced packaging techniques.

(h)Company does not engage in the development, installation, selling, or production of any supercomputer enabled by advanced integrated circuits that can provide a theoretical compute capacity of 100 or more double-precision (64-bit) petaflops or 200 or more single-precision (32-bit) petaflops of processing power within a 41,600 cubic foot or smaller envelope.

(i)Company does not engage in the development of any quantum computers or any of the critical components required to produce a quantum computer, such as dilution refrigerators or two-stage pulse tube cryocoolers.

(j)Company does not engage in the development or production of quantum networks or quantum communication systems designed for, or which the relevant “covered foreign person” intends to be used for: networking to scale up the capabilities of quantum computers, such as for the purposes of breaking or compromise encryption; secure communications, such as quantum key distribution; or any other application that has any military, government intelligence, or mass surveillance end use.

(k)Company does not engage in the development of any artificial intelligence systems that are designed to be exclusively used for, or which the relevant covered person intends to be used for: military end use (e.g., for weapons targeting, target identification, combat simulation, military vehicle or weapon control, military decision-making, weapons design, or combat system logistics and maintenance); or government intelligence or mass-surveillance end use (e.g., through the incorporation of features such as mining text, audio, or video, image recognition; location tracking; or surreptitious listening devices).

(l)Company does not engage in the development of any artificial intelligence systems that are trained using a quantity of computing power greater than 10^25 computational operations or 10^24 computational operations (e.g., integer or floating-point operations) using primarily biological sequence data.

(m)Company has not made any public statements, issued any press releases, published any reports, documents, or materials, or otherwise disseminated any information, whether in written, oral, electronic, or any other form, that is: contrary to, or may be reasonably construed to be contrary to, the representations and warranties set forth in this this Section 3; or regarding Company’s engagement, or lack thereof, in any “covered activity” (as defined at 31 C.F.R. § 850.208).

(n)Company has not had in the past, and does not currently have, any plans or intentions to engage in: any activity contrary to the representations and warranties set forth in this Section 3 of this Agreement, or any “covered activity” (as defined at 31 C.F.R. § 850.208), except as expressly set forth on Exhibit B attached hereto.

(xix)Company has performed due diligence and background research on Investor and its affiliates and has received and reviewed the due diligence packet provided by Investor. Company, being aware of the matters and legal issues described in subsections (xviii) and (xix) above, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

4.Company Covenants. Until all of Company’s obligations under all of the Transaction Documents are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company will at all times comply with the following covenants: (i) so long as Investor beneficially owns any of the Securities and for at least twenty (20) Trading Days (as defined in the Note) thereafter, Company will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and will not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) when issued, the Conversion Shares will be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances; (iii) the ADSs shall be listed or quoted for trading on Nasdaq; and (iv) trading in the ADSs will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market.

5.Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Securities to Investor at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

5.1.Investor shall have executed this Agreement and delivered the same to Company.

5.2.Investor shall have delivered the Purchase Price to Company in accordance with Section 1.2 above.

6.Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Securities at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

6.1.Company shall have executed this Agreement and the Note and delivered the same to Investor.

6.2.Company shall have delivered to Investor a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibit C evidencing Company’s approval of the Transaction Documents.

6.3.Company shall have delivered to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit D.

6.4.Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

7.OFAC; Patriot Act.

7.1.OFAC Certification. Company certifies that (i) it is not acting on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation”, “Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Company is not engaged in this transaction on behalf of, or instigating or facilitating this transaction on behalf of, any such person, group, entity or nation.

7.2.Foreign Corrupt Practices. Neither Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Company or any subsidiary has, in the course of his actions for, or on behalf of, Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

7.3.Patriot Act. Company shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC) that prohibits or limits Investor from making any advance or extension of credit to Company or from otherwise conducting business with Company, or (ii) fail to provide documentary and other evidence of Company’s identity as may be requested by Investor at any time to enable Investor to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Company shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Investor’s request from time to time, Company shall certify in writing to Investor that Company’s representations, warranties and obligations under this Section 7.3 remain true and correct and have not been breached. Company shall immediately notify Investor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Company has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Company shall comply with all requirements of law and directives of governmental authorities and, at Investor’s request, provide to Investor copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to such an event. Company shall also reimburse Investor any expense incurred by Investor in evaluating the effect of such an event on the loan secured hereby, in obtaining any necessary license from governmental authorities as may be necessary for Investor to enforce its rights under the Transaction Documents, and in complying with all requirements of law applicable to Investor as the result of the existence of such an event and for any penalties or fines imposed upon Investor as a result thereof.

8.Miscellaneous. The provisions set forth in this Section 8 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 8 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

8.1.Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit E) arising under this Agreement or any other Transaction Document or any other agreement between the parties and their affiliates or any Claim relating to the relationship of the parties to binding arbitration pursuant to the arbitration provisions set forth in Exhibit E attached hereto (the “Arbitration Provisions”). For the avoidance of doubt, the parties agree that the injunction described in Section 8.4 below may be pursued in an arbitration that is separate and apart from any other arbitration regarding all other Claims arising under the Transaction Documents. The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

8.2.Indemnification. Investor shall indemnify, defend and hold harmless Company, its affiliates, subsidiaries and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the claims in respect to the matters described in Section 3(xx) above. In the event an action brought against Company alleges multiple claims or causes of action, Investor shall only be obligated to indemnify Company for the amounts directly attributable to the claim related to the matters described in Section 3(xx) above and not for any amounts related to any of the other claims asserted in the same action. Notwithstanding anything herein to the contrary, in no event shall Investor’s indemnification obligation under this Section 8.2 exceed $300,000.00.

8.3.Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to any Transaction Document or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with any of the Transaction Documents, each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit Company’s depositary bank or transfer agent from issuing ADSs to Investor for any reason) outside of any state or federal court sitting in Salt Lake County, Utah, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Finally, Company covenants and agrees to name Investor as a party in interest in, and provide written notice to Investor in accordance with Section 8.10 below prior to bringing or filing, any action (including without limitation any filing or action against any person or entity that is not a party to this Agreement, including without limitation the transfer agent or depositary bank) that is related in any way to the Transaction Documents or any transaction contemplated herein or therein, and further agrees to timely name Investor as a party to any such action. Company acknowledges that the governing law and venue provisions set forth in this Section 8.2 are material terms to induce Investor to enter into the Transaction Documents and that but for Company’s agreements set forth in this Section 8.2 Investor would not have entered into the Transaction Documents.

8.4.Specific Performance. Company acknowledges and agrees that Investor may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which the Investor may be entitled under the Transaction Documents, at law or in equity. For the avoidance of doubt, in the event Investor seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of Investor under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents, nor shall Investor’s pursuit of an injunction prevent Investor, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration.

8.5.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6.Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

8.7.Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

8.8.Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

8.9.Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

8.10.Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

The9 Limited

Attn: [REDACTED]

If to Investor:

Streeterville Capital, LLC

Attn: [REDACTED]

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: [REDACTED]

8.11.Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its affiliates, in whole or in part, without the need to obtain Company’s consent thereto. Company may not assign its rights or obligations under this Agreement or delegate its duties hereunder without the prior written consent of Investor.

8.12.Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Investor. Company agrees to indemnify and hold harmless Investor and all its officers, directors, employees, attorneys, and agents for loss or damage arising as a result of or related to any breach or alleged breach by Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

8.13.Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.14.Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

8.15.Attorneys’ Fees and Cost of Collection. In the event any suit, action or arbitration is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) the Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Investor otherwise takes action to collect amounts due under the Note or to enforce the provisions of the Note, or (ii) there occurs any bankruptcy, reorganization, receivership of Company or other proceedings affecting Company’s creditors’ rights and involving a claim under the Note; then Company shall pay the costs incurred by Investor for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees, expenses, deposition costs, and disbursements.

8.16.Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8.17.Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

8.18.Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

8.19.Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

SUBSCRIPTION AMOUNT:

Principal Amount of Note:	$8,800,000.00

Purchase Price:	$7,995,000.00

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

The9 Limited

By:	/s/ George Lai
Printed Name:	George Lai
Title:	CFO of The9 Limited

[Signature Page to Securities Purchase Agreement]

CONVERTIBLE PROMISSORY NOTE

Effective Date: September 22, 2025	U.S. $8,800,000.00

FOR VALUE RECEIVED, THE9 LIMITED, a Cayman Islands corporation (“Borrower”), promises to pay to STREETERVILLE CAPITAL, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $8,800,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twelve (12) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of six percent (6%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of September 22, 2025 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated September 22, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $800,000.00. In addition, Borrower agrees to pay $5,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), which will be deducted from the amount funded. The purchase price for this Note shall be $7,995,000.00 (the “Purchase Price”), computed as follows: $8,800,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1.	Payment; Prepayment.

1.1.Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Lender Conversion Notice (as defined below) or a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 110% multiplied by the portion of the Outstanding Balance Borrower elects to repay.

2.	[Reserved].
3.	Lender Optional Conversion.

3.1.Lender Conversions. Lender has the right at any time after six (6) months have elapsed since the Purchase Price Date until the Outstanding Balance has been paid in full, at its election, to convert (“Lender Conversion”) all or any portion of the Outstanding Balance into fully paid and non-assessable American Depositary Shares (“ADSs”) of Borrower (each instance of conversion is referred to herein as a “Lender Conversion Shares”) as per the following conversion formula: the number of Lender Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Lender Conversion Price (as defined below). Conversion notices in the form attached hereto as Exhibit A (each, a

“Lender Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” Section of the Purchase Agreement, and all Lender Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Lender Conversion Shares from any Lender Conversion to Lender in accordance with Section 9 below. Lender shall also deliver a legal opinion (or legal opinions for each conversion or sale, as the case may be) with respect to compliance with applicable securities laws with each Lender Conversion Notice.

3.2.Lender Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into ADSs is ninety percent (90%) of the lower of (a) the average of the Closing Trade Prices during the five (5) Trading Days immediately preceding the date of the Lender Conversion Notice, and (b) the Closing Trade Price on the Trading Day immediately preceding the date of the Lender Conversion Notice (the “Lender Conversion Price”).

4.	Defaults and Remedies.

4.1.Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to deliver any Lender Conversion Shares in accordance with the terms hereof; (c) Borrower fails to deliver any Redemption Conversion Shares (as defined below) in accordance with the terms hereof; (d) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (e) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (f) Borrower makes a general assignment for the benefit of creditors; (g) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (h) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (i) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) the occurrence of a Fundamental Transaction without Lender’s prior written consent, which shall not be unreasonably withheld; (l) Borrower effectuates a reverse split of its ADSs without twenty (20) Trading Days prior written notice to Lender; (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (n) Borrower fails to be DWAC Eligible; (o) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; or (p) Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements. Notwithstanding the foregoing, on up to two (2) separate occasions, Borrower shall have ten (10) Trading Days instead of five (5) Trading Days to deliver Lender Conversion Shares or Redemption Conversion Shares without an Event of Default pursuant to Section 4.1(b) or (c) above occurring.

4.2.Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the

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limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (d), (e), (f), (g) or (h) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Lender Conversions and Redemption Conversions (as defined below) at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5.Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6.Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7.Adjustment of Lender Conversion Price upon Subdivision or Combination of ADSs. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding ADSs into a greater number of shares, the Lender Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding ADSs into a smaller number of shares, the Lender Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7 occurs during the period that a Redemption

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Conversion Price is calculated hereunder, then the calculation of such Redemption Conversion Price shall be adjusted appropriately to reflect such event.

8.Borrower Redemptions.

8.1.Redemption Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Redemption Conversion (the “Redemption Conversion Price”) shall be the lesser of (a) the Lender Conversion Price, and (b) the Market Price.

8.2.Redemption Conversions. Beginning on the date that is six (6) months from the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the Note up to $1,250,000.00 per calendar month (such amount, the “Redemption Amount”) by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month so long as the aggregate amount redeemed in such calendar month does not exceed $1,250,000.00. Payments of each Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into ADSs (“Redemption Conversion Shares”, and together with the Lender Conversion Shares, the “Conversion Shares”) in accordance with this Section 8.2 (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the third (3rd) Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below). Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the Redemption Amount in cash, if on the applicable Redemption Date there is an Equity Conditions Failure, and such failure is not waived in writing by Lender. Notwithstanding that failure to repay this Note in full by the Maturity Date is an Event of Default, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 8.2 until the Outstanding Balance is repaid in full. Once Borrower has redeemed an amount equal to half of the original principal amount of this Note in cash, any subsequent Redemptions it makes in cash will be subject to a ten percent (10%) premium.

8.3.Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within twenty-four (24) hours of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Redemption Conversion Shares from any Redemption Conversion to Lender in accordance with Section 9 below on or before each applicable Delivery Date.

9.Method of Conversion Share Delivery. On or before the close of business on the fifth (5th) Trading Day following each Redemption Date or the fifth (5th) Trading Day following the date of delivery

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of a Lender Conversion Notice, as applicable (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its depositary to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Lender Conversion Notice or Redemption Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Lender Conversion Notice or Redemption Notice), via reputable overnight courier, a certificate representing the number of ADSs equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its depositary refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its depositary to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 9. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its depositary’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

10.Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 9, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Lender Conversion, in the event that Lender Conversion Shares are not delivered by the fifth (5th) Trading Day (inclusive of the day of the Conversion) (unless Borrower exercises it rights to deliver within ten (10) Trading Days as set forth in Section 4.1 above), a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the fifth (5th) Trading Day (inclusive of the day of the Conversion) until Lender Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

11.Issuance Fees. Borrower shall be solely responsible for any fees that must be paid in order to issue any Conversion Shares to Lender.

12.Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of ADSs outstanding on such date (including for such purpose the ADSs issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of ADSs will be determined pursuant to Section 13(d) of the 1934 Act. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $20,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

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13.Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel. Lender shall be responsible to cover costs of all legal opinions and representation letters from its brokers, as may be required to do ADS conversion and sale.

14.Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15.Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

16.Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

17.Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

18.Assignments. Borrower may not assign this Note without the prior written consent of Lender. Any ADSs issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower. This Note may not be offered, sold, assigned or transferred by Lender to an unaffiliated third party without the consent of Borrower, which consent will not be unreasonably withheld.

19.Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

20.Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed in excess of agreed liquidated damage amounts under this Note.

21.Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective

Date.
BORROWER:

The9 Limited

	By:	/s/ George Lai
	Name:	George Lai
	Title:	CFO of The9 Limited

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.“Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the ADSs on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the ADSs prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the ADSs, the last closing bid price or last trade price, respectively, of the ADSs on the principal securities exchange or trading market where the ADSs is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the ADSs in the over-the-counter market on the electronic bulletin board for the ADSs as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the ADSs by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the ADSs as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the ADSs on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the ADSs on such date shall be the fair market value as mutually determined by Lender and Borrower. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A2.“Conversion” means a Lender Conversion under Section 3 or a Redemption Conversion under Section 8.

A3.“Conversion Factor” means 80%.

A4.“Conversion Share Value” means the product of the number of Lender Conversion Shares deliverable pursuant to any Lender Conversion Notice multiplied by the Closing Trade Price of the ADSs on the Delivery Date for such Lender Conversion.

A5.“Deemed Issuance” means an issuance of ADSs that shall be deemed to have occurred on the latest possible permitted date pursuant to the terms hereof in the event Borrower fails to deliver Conversion Shares as and when required pursuant to Section 9 of this Note. For the avoidance of doubt, if Borrower has elected or is deemed under Section 8.3 to have elected to pay a Redemption Amount in Redemption Conversion Shares and fails to deliver such Redemption Conversion Shares, such failure shall be considered a Deemed Issuance hereunder even if an Equity Conditions Failure exists at that time or other relevant date of determination.

A6.“Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred (after giving effect to any opportunity to cure) by (a) fifteen percent (15%) for each occurrence of any Major Default, or (b) five percent (5%) for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred.

A7.“DTC” means the Depository Trust Company or any successor thereto.

A8.“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A9.“DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A10.“DWAC Eligible” means that (a) Borrower’s ADSs is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A11.“Equity Conditions Failure” means that any of the following conditions has not been satisfied on any given Redemption Date: (a) with respect to the applicable date of determination all of the Conversion Shares would be freely tradable under an effective registration statement or Rule 144 or without the need for registration

Attachment 1 to Convertible Promissory Note, Page 1

under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); and (b) no Event of Default shall have occurred or be continuing hereunder.

A12.“Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the ADSs, other than an increase in the number of authorized shares of Borrower’s ADSs, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder shall, after the Purchase Price Date, become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A13.“Major Default” means any Event of Default occurring under Sections 4.1(a), 4.1(c), 4.1(d) – (h) or 4.1(o).

A14.“Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.

A15.“Market Capitalization” means a number equal to (a) the average VWAP of the ADSs for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding ADSs as reported on Borrower’s most recent annual or quarterly filing with the SEC.

A16.“Market Price” means the Conversion Factor multiplied by the lowest Closing Trade Price during the ten (10) Trading Days immediately preceding the applicable measurement date.

A17.“Minor Default” means any Event of Default that is not a Major Default.

A18.“OID” means an original issue discount.

A19.“Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A20.“Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, plus the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A21.“Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A22.“Trading Day” means any day on which the New York Stock Exchange (or such other principal market for the ADSs) is open for trading.

A23.“VWAP” means the volume weighted average price of the ADSs on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

Attachment 1 to Convertible Promissory Note, Page 2

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Attachment 1 to Convertible Promissory Note, Page 3

EXHIBIT A

Streeterville Capital, LLC

297 Auto Mall Drive #4

St. George, Utah 84770

The9 Limited	Date:
Attn: George Lai
17 Floor, No. 130, Wu Song Road Hong Kou District,
Shanghai 200080, PRC

LENDER CONVERSION NOTICE

The above-captioned Lender hereby gives notice to The9 Limited, a Cayman Islands corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on September 22, 2025 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable ADSs of Borrower as of the date of conversion specified below. Said conversion shall be based on the Lender Conversion Price set forth below. In the event of a conflict between this Lender Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Lender Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.Date of Conversion:

B.Lender Conversion #:

C.Conversion Amount:

D.Lender Conversion Price:

E.Lender Conversion Shares:                   (C divided by D)

F.Remaining Outstanding Balance of Note:                      *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Lender Conversion Notice and such Transaction Documents.

Please transfer the Lender Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Lender Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Lender Conversion Notice (by facsimile transmission or otherwise) to:

[Signature Page Follows]

Exhibit A to Convertible Promissory Note, Page 1

Sincerely,

Lender:

Streeterville Capital, LLC

By:
John M. Fife, President

Exhibit A to Convertible Promissory Note, Page 2

EXHIBIT B

Streeterville Capital, LLC

297 Auto Mall Drive #4

St. George, Utah 84770

The9 Limited	Date:
Attn: George Lai
17 Floor, No. 130, Wu Song Road
Hong Kou District,
Shanghai 200080, PRC

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to The9 Limited, a Cayman Islands corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on September 22, 2025 (the “Note”), that Lender elects to redeem a portion of the Note in Redemption Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: , 202
B.	Redemption Amount:
C.	Portion of Redemption Amount to be Paid in Cash:
D.	Portion of Redemption Amount to be Converted into ADSs: (B minus C)
E.	Redemption Conversion Price: (lower of (i) Lender Conversion Price in effect and (ii) Market Price as of Redemption Date)
F.	Redemption Conversion Shares: (D divided by E)
G.	Remaining Outstanding Balance of Note: *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please transfer the Redemption Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Redemption Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

Exhibit B to Convertible Promissory Note, Page 1

Sincerely,

Lender:

Streeterville Capital, LLC

By:
John M. Fife, President

Exhibit B to Convertible Promissory Note, Page 2